Exhibit 10.2

FIRST AMENDMENT
TO
STOCK PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT (the “Amendment”) is made and entered into this 3rd day of October, 2008 by and between Billie J. Eustice and the Gary L. Little Trust (each a “Seller” and collectively “Sellers”), and Arkanova Acquisition Corporation (“Buyer”).

Background

A.            Sellers and Buyer entered into that certain Stock Purchase Agreement dated August 21, 2008 (the “Agreement”), relating to the purchase and sale of 100% of the issued and outstanding shares of the common stock (the “Stock”) of Prism Corporation, an Oklahoma corporation (“Prism”), which is the owner, though ownership of 100% of the membership interests of Provident Energy Associates of Montana, LLC, a Montana limited liability company (“Provident”), of certain oil and gas properties and interests in Pondera and Glacier Counties, Montana, commonly referred to as the Two Medicine Cut Bank Sand Unit (the “Unit”) (a copy of the Agreement is attached hereto as Annex “A” and incorporated herein by reference for all purposes);

B.            The transactions contemplated by the Agreement were intended by the parties to close on September 4, 2008, but due to certain environmental compliance issues alleged by Buyer, the Closing (as such term is defined in the Agreement) was deferred; and

C.            Sellers and Buyer now desire to amend the Agreement to provide that Sellers will be responsible for all liabilities relating to an existing oil spill on the Unit.

Amendments

In consideration of the mutual benefits to be derived from this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.             Capitalized terms that are used in this Amendment but that are not specifically defined herein shall have the meaning ascribed to them in the Agreement.

2.             Subsection (a) of Section 3 is hereby deleted in its entirety and the following new provision is substituted in its place:

“(a)         The Closing.  The consummation of the Transaction (the “Closing”) will take place on or before October 3, 2008 (the date of the Closing being herein referred to as the “Closing Date”).  The Closing shall be deemed to be effective at 12:01 a.m. on October 3, 2008.”

3.             A new subsection (i) is hereby added to Section 7, which subsection shall read as follows:

“(i)          Remedial Work on Well 3416.  Sellers shall be responsible for, and shall pay promptly as incurred, all liabilities (including, but not limited to, all costs and expenses of remediation and all fines, penalties and other costs assessed) with respect to the oil spill resulting from the ruptured flow line on Unit Well No. 3416 in the area of Unit Well No. 3425 (the “Spill”), and Sellers shall indemnify and hold Buyer and its affiliates, including Prism and Provident, harmless from any cost or liability with respect to same, up to a maximum liability of $500,000 in the aggregate.”  Notwithstanding anything to the contrary herein contained, this covenant shall survive the Closing indefinitely.

4.             Except as modified above, the Agreement shall remain in full force and effect as originally written.

5.             This Amendment may be executed in a number of identical counterparts, each of which constitute collectively, one agreement; but in making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart.

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Signatures

To evidence the binding effect of the covenants and agreements described above, the parties hereto have caused this Amendment to be executed as of the date first above written.

Sellers:

/s/ Billie J. Eustice
Billie J. Eustice, Individually

THE GARY L. LITTLE TRUST

By:	/s/ Gary Stoner
Glen Stoner, Trustee

Buyer:

ARKANOVA ACQUISITION CORPORATION

By:	/s/ Pierre Mulacek
Pierre Mulacek, President